AMENDMENT TO THE
        CERTIFICATES OF DESIGNATION OF RIGHTS, PRIVILEGES AND PREFERENCES
                 OF CLASS A, B AND C VOTING PREFERRED STOCK, OF
                             KLEVER MARKETING, INC.

         The undersigned, Richard J. Trout, hereby certifies that:

         A. He is the duly elected and acting President of Klever Marketing, Inc., a Delaware corporation (hereafter the "Corporation").

         B. Pursuant to a resolutions of the Board of Directors of the Corporation, duly adopted as of May 20, 2002, and pursuant to Section 151 of the General Corporation Law of the State of Delaware and Article IV of the Corporation's Certificate of Incorporation the Certificates of Designation of Rights, privileges and Preferences of Class A Voting Preferred Stock, Class B Voting Preferred and the Class C Voting Preferred are each amended to decrease the number of authorized shares in each class to that number provided as follows:
                  1.   55,000 shares of Class A Voting Preferred,

                  2.  42,000 shares of Class B Voting Preferred and

                  3. 150,000 shares of Class C Voting Preferred.

         C. As amended above, the Certificates of Designation of Rights, Privileges and Preferences of the Class A Voting Preferred Stock, Class B Voting Preferred and the Class C Voting Preferred are ratified and confirmed.

         IN WITNESS WHEREOF, Klever Marketing, Inc., has caused this Certificate to be executed this 12th day of June, 2002, by its undersigned duly authorized officer.

                                                KLEVER MARKETING, INC.

                                             By:_______________________________
                                                Richard J. Trout, its President